Exhibit 8.2
[OPINION OF GREENBERG TRAURIG, LLP]
October 20, 2006
Corporate Property Associates 12 Incorporated
50 Rockefeller Plaza
New York, New York 10020
Ladies and Gentlemen:
We have acted as legal counsel to Corporate Property Associates 12 Incorporated, a Maryland corporation (“CPA®:12”), in connection with the proposed merger (the “Merger”) of CPA®:12 with and into Corporate Property Associates 14 Incorporated, a Maryland corporation (“CPA®:14”) pursuant to an Agreement and Plan of Merger, dated as of June 29, 2006 (the “Merger Agreement”), by and among CPA®:12, CPA®:14, CPA 14 Acquisition Inc., a Maryland corporation, CPA:14 Holdings Inc. (formerly known as CPI Holdings Incorporated), a Maryland corporation (“Holdings”), and CPA 12 Merger Sub Inc., a Maryland corporation (“CPA®:12 Acquisition”); as described in a Registration Statement on Form S-4, File No.333-136031, and the related joint proxy statement/prospectus filed by CPA®:14 and Holdings with the U.S. Securities and Exchange Commission on July 25, 2006, as amended by Amendment No. 1, filed on September 15, 2006, Amendment No. 2, filed on October 6, 2006, and Amendment No. 3, filed on October 20, 2006 (the “Registration Statement”). Pursuant to the Merger Agreement, CPA®:12 will merge with and into CPA®:14 (the “Merger”) or, alternatively, in the event the conditions set forth in Sections 5.2(f) and 5.3(f) of the Merger Agreement are not met, CPA:12 Acquisition will merge with and into CPA®:12 (the “Alternate Merger”).
In connection with the Registration Statement, you have requested our opinion with respect to certain U.S. federal income tax matters related to the Merger and the Alternate Merger. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
In rendering the opinions expressed herein, we have examined and relied on (i) the Merger Agreement, (ii) the Registration Statement, (iii) a certificate of representations, dated October 20, 2006, provided by CPA®:14, a certificate of representations, dated October 20, 2006, provided by CPA®:12, and a certificate of representations, dated October 20, 2006, provided by Holdings (each, a “Certificate of Representations,” and collectively, the “Certificates of Representations”), and (iv) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.
In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true, correct and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, (v) the Merger, or alternatively, the Alternate Merger, will be consummated in accordance with the terms of the Merger Agreement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vii) the parties at all times will operate in accordance with the method of operation described in their organizational documents and the Registration Statement.
For purposes of rendering the opinions expressed herein, we have also assumed that the representations contained in the Certificates of Representations are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, that CPA®:14, CPA®:12 and Holdings have complied with and will continue to comply with the covenants and agreements set forth in the Certificates of Representations and the Merger Agreement, and that each representation contained in the Certificates of Representations to the best of the knowledge of CPA®:14, CPA®:12 or Holdings is accurate and complete and will remain accurate and complete at all times up to and including the Effective Time without regard to such qualification as to the best of CPA®:14’s, CPA®:12’s or Holdings’ knowledge.
Our opinions could be affected if any of the facts set forth in the Merger Agreement, the Registration Statement or the Certificates of Representation are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Merger Agreement or the Certificates of Representations.
Based upon and subject to the foregoing, we are of the opinion that
      (i) in the event the Merger is effected, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of CPA®:14 and CPA:®12 will be parties to such reorganization within the meaning of Section 368(b) of the Code; and
      (ii) in the event the Alternate Merger is effected, the Alternate Merger should qualify under Section 351(a) of the Code as a transfer of shares of CPA®:12 common stock by the CPA®:12 stockholders in exchange for Holdings common stock and cash (and should not be treated to such CPA®:12 stockholders as a transfer described in Section 351(e) of the Code).

The opinions expressed herein represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes or judicial decisions that would modify or supersede our opinion will not be forthcoming. The opinions expressed herein represent our conclusions based upon the assumptions, documents, facts, representations, covenants and agreements referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions, representations, covenants or agreements could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificates of Representations.
The opinions expressed herein (i) are limited to those matters expressly covered, and no opinion is to be implied in respect of any other matter, (ii) are as of the date hereof, and (iii) are rendered by us at the request of CPA®:12 in connection with the Registration Statement. We assume no obligation to update our opinions in the event that there is either a change in the legal authorities, facts or documents on which we have relied in rendering our opinions.
We hereby consent to the filing of this opinion letter with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

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